                                                                    Exhibit 10.5

                        RESEARCH COLLABORATION AGREEMENT

                                     BETWEEN

                             GEMINI RESEARCH LIMITED

                                       AND

                                 RAPIGENE, INC.

                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.

Definitions ...............................................................    1

Research Collaboration ....................................................    3

      Research Plan .......................................................    3
      Project Leaders .....................................................    3
      Research Funding ....................................................    3
      Recordkeeping .......................................................    4

Ownership of and Rights to Associations ...................................    4

      Joint Ownership .....................................................    4
      Grant of License in Gemini Field ....................................    4
      Grant of License in Rapigene Field ..................................    4
      Nonexclusive License to Associations Outside the Parties' Fields ....    5
      Reservation and Clarification of Rights .............................    5
      Gemini Grant of Right of First Negotiation to Chiroscience ..........    5

Payment Obligations .......................................................    6

      Payment Obligations .................................................    6
      Payments and Related Reports ........................................    7
      Withholding Tax .....................................................    7
      Maintenance and Examination of the Books and Records ................    7

Patent Rights .............................................................    8

      Patent Applications .................................................    8
      Infringement ........................................................    9

Confidentiality ...........................................................    9

      Confidentiality of Disclosed Information ............................   10
      Information Under the Research Plan .................................   11

Publicity; Publications; Use of Name and Trademarks .......................   11

      Publicity Related to This Agreement .................................   11
      Publication .........................................................   11
      Use of Name and Trademarks ..........................................   12

Indemnification ...........................................................   12


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

     Research Collaboration Activities ....................................   12
     Post-Research Plan Development and Commercialization .................   12

Warranties and Covenants ..................................................   13

Term and Termination ......................................................   14

Miscellaneous .............................................................   15

     Agency ...............................................................   15
     Limitation of Liability ..............................................   15
     Assignment ...........................................................   15
     Further Actions ......................................................   15
     Force Majeure ........................................................   15
     Notices ..............................................................   16
     Amendment; Approval ..................................................   17
     Waiver ...............................................................   17
     Counterparts .........................................................   17
     Descriptive Headings .................................................   17
     Governing Law; Venue .................................................   17
     Severability .........................................................   17
     Compliance with Law ..................................................   18
     Entire Agreement of the Parties ......................................   18

Exhibit 1. Research Collaboration Plan

                        RESEARCH COLLABORATION AGREEMENT

      THIS RESEARCH COLLABORATION AGREEMENT (the "Agreement") is made and entered into as of 21st September, 1998 (the "Effective Date"), by and between Rapigene, Inc., a Delaware corporation ("Rapigene"), and Gemini Research Limited, a corporation of the United Kingdom ("Gemini").

RECITALS

      WHEREAS, Gemini has developed and is continuing to develop an extensive clinical/genetic database valuable in the identification and location of both primary and secondary genes involved in diseases and conditions;

      WHEREAS, Rapigene has developed and is continuing to develop a system incorporating DNA hybridization buffers and DNA tags that can speed the identification of single-nucleotide polymorphisms ("SNPs") and facilitate the identification and understanding of the genetic components of common human diseases and conditions; and

      WHEREAS, through this Agreement, Gemini and Rapigene desire, using Gemini's database and Rapigene's system, to identify associations between genotypes and obesity;

      NOW THEREFORE, the parties agree as follows:

AGREEMENT

      1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

            1.1 "Affiliate" means a corporation, partnership, trust or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a party to this Agreement. For such purposes, "control" or "controlled by" and "under common control with" shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage than such shares shall not necessarily preclude the existence of control.


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

            1.2 "Association" means any statistically significant correlation between any genotypes and any phenotypes that are discovered in the performance of the research collaboration described in the Research Plan conducted under this Agreement.

            1.3   "Gemini Field" has the meaning set forth in Section 3.2.

            1.4 "Obesity" means the disease state or propensity towards the disease state resulting in an accumulation of body fat sufficient to endanger the health of the individual as measured by the following phenotypes: (i) Body Mass
                  Index (BMI), and (ii) Total Fat Mass.

            1.5   "Rapigene Field" has the meaning set forth in Section 3.3.

            1.6 "Net Revenue" means (i) the gross amount of all license fees, milestone payments and other amounts or value received by a party or its Affiliate from a non-Affiliate third party in exchange for its transfer of some or all of its rights to Associations in its Field (respectively, the Gemini Field or the Rapigene Field), including without limitation, all fees and royalties paid by a non-Affiliate sublicensee to a party or a party's Affiliate pertaining to Associations in a party's Field or products containing or derived from such Associations; and (ii) all Net Sales by a party or its Affiliate pertaining to products containing or derived from Associations in a party's Field. Any revenue of a party or its Affiliate derived from a combination of (a) the licensing or other transfer of rights to Associations within a party's Field or the sale of products containing or derived from such Associations, with (b) rights in other intellectual property rights or other material owned or controlled by a party or its Affiliate (including Associations outside a party's Field, as described in Section 3.4), shall be allocated in good faith by such party between revenue based on the value of the rights described in clause (a) above (which shall be deemed to be Net Revenue) and the value of the other rights transferred, which shall be excluded from Net Revenue. Further, amounts received by a party for the issuance of equity at fair market value or actual research and development funding for research conducted by a party involving, but independent of, the transfer of rights described in clause (a) above shall not be deemed Net Revenue, provided that all value provided for the transfer of such rights shall be included in Net Revenue.

            1.7 "Net Sales" means the gross amount invoiced by Gemini or Rapigene, or their respective Affiliates, for the sale of products containing or derived from Associations in their respective Fields


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            (respectively, the Gemini Field or the Rapigene Field) to
            non-Affiliated third parties, less (to the extent included in gross invoiced sales): (a) customary trade, cash and quantity discounts actually allowed and taken; (b) allowances actually given for returned or rejected products; (c) actual charges for bad debts; (d) freight and insurance if included in the price; (e) government mandated and other rebates; and (f) value added tax, sales, use or turnover taxes, excise taxes and customs duties included in the invoiced price.

      1.8 "Research Plan" means the plan attached hereto as Exhibit 1, as modified from time-to-time by mutual written agreement of the parties.

      1.9   "SNP" means single-nucleotide polymorphism.

2.    Research Collaboration.

      2.1 Research Plan. The Research Collaboration Plan (the "Research Plan") is attached as Exhibit 1 hereto and incorporated herein by reference. The Research Plan is subject to modification by mutual written agreement of the parties. Gemini and Rapigene will each endeavor in good faith to perform the tasks allocated to it under the Research Plan in timely fashion, with the objective of identifying Associations relating to Obesity; provided, that neither party warrants or guarantees that its activities will achieve the objective of the Research Plan. All studies, research and testing done by or on behalf of the parties pursuant to the Research Plan shall be performed in strict compliance with all applicable laws and regulations governing the conduct of such activities.

      2.2 Project Leaders. Each party shall select and identify to the other party a Project Leader who shall serve as a liaison to the other party throughout the performance of research under the Research Plan. The Project Leaders shall plan, coordinate and manage the overall project and serve as the principal points of communication between the parties. The parties' Project Leaders will communicate as frequently as they deem appropriate and will periodically exchange written and other reports regarding their progress in performing their tasks under the Research Plan. They shall also endeavor to resolve any issues or disputes that may arise between the parties expeditiously and amicably.

      2.3 Research Funding. Each party shall bear its own costs and expenses incurred in connection with the tasks performed by it under the


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

            Research Plan; provided, that Gemini will reimburse Rapigene for Rapigene's out-of-pocket costs incurred in acquiring the * to be used by Rapigene in the performance of its tasks under the Research Plan, such reimbursement to be due from Gemini within thirty (30) days of Gemini's receipt of an invoice from Rapigene for such *

      2.4 Recordkeeping. Each party shall record, to the extent practical, all information relating to its performance of tasks under the Research Plan in standard laboratory notebooks, which shall be signed, dated and witnessed. Each party shall require its employees and consultants to disclose any inventions relating to the Research Plan in writing promptly after conception.

3.    Ownership of and Rights to Associations.

      3.1 Joint Ownership. All Associations, identified by either party in the course of performing tasks under the Research Plan shall be jointly owned by Gemini and Rapigene, subject to the license grants set forth below.

      3.2 Grant of License in Gemini Field. Rapigene hereby grants to Gemini an exclusive, worldwide, royalty-bearing, transferable license, with the right to grant sublicenses, to any Association(s) relating to Obesity discovered in the performance of the Research Plan, and any patent rights and other intellectual property rights pertaining to such Association(s), but solely for use in the Gemini Field. The Gemini Field is limited to therapeutic and prophylactic compositions and methods identified or discovered using or derived from Associations between genotypes and Obesity discovered in the performance of research under the Research Plan and the use of such Associations to develop products for the treatment or prevention of Obesity. Gemini's license is subject to its payment obligations under
            Section 4.

      3.3 Grant of License in Rapigene Field. Gemini hereby grants Rapigene an exclusive, worldwide, royalty-bearing, transferable license, with the right to grant sublicenses, to any Association(s) relating to Obesity, discovered in the performance of the Research Plan and any patent rights and other intellectual property rights pertaining to such Association(s), but solely for use in the Rapigene Field. The Rapigene Field is limited to diagnostic and prognostic compositions and methods identified or discovered using or derived from Associations between genotypes and Obesity discovered in the performance of research under the Research Plan and the use of such Associations to develop products for the diagnosis or prognosis of Obesity. Rapigene's license is subject to its payment obligations under Section 4.


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               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

3.4 Nonexclusive License to Associations Outside the Parties' Fields. While not anticipated by either party that data generated under the Research Plan would result in Associations other than relating to Obesity discovered in the course of research under the Research Plan, each party hereby grants the other party a non-exclusive, transferable, worldwide, paid-up, royalty-free license, with the right to grant sublicenses, to any such Associations, any patent rights and other intellectual property rights pertaining to such Associations, and any products containing or derived from such Associations. For the sake of clarification, the grant of rights in this Section 3.4 includes, without limitation, Associations between any genotypes and any diseases to which obesity relates, excluding the condition of Obesity itself.

3.5 Reservation and Clarification of Rights. For the sake of clarification, and subject to each party's exclusive rights in its respective Field as described in Sections 3.2 and 3.3 above, Gemini and Rapigene each reserves the right to use the candidate genes and the SNPs analyzed in the course of the Research Plan (to the extent allowable and not in contradiction to any obligations to a third party that may exist, e.g. restrictions on use based on Informal Consents) for any and all other purposes outside the other party's exclusive Field, with no monetary or other obligations to the other party. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as providing a license of one party's proprietary technology to the other party or as limiting either party's right to use or otherwise license its own proprietary technology or intellectual property.

3.6 Gemini Grant of Right of First Negotiation to Chiroscience. (a) Gemini hereby grants to Chiroscience Group plc, an Affiliate of Rapigene, a right of negotiation to acquire rights with respect to Associations in the Gemini Field, described above in Section 3.2, if Gemini decides, in its discretion, to commercialize such rights with or license such rights to a third party. If Gemini intends to begin negotiations with a third party to enter into a development, licensing or marketing arrangement (collectively, an "Arrangement") regarding Associations in the Gemini Field or products based on or derived therefrom, it shall give written notice to Chiroscience and

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

      Rapigene of its interest in entering into such an Agreement together with sufficient information regarding its intentions as is reasonably necessary for Chiroscience to make an informed decision regarding such an Arrangement; PROVIDED, that Gemini need only provide Chiroscience with information then available to Gemini. Chiroscience shall have sixty (60) days after receipt of such notice and information to decide whether or not it wishes to pursue negotiations with Gemini for such collaboration. If Chiroscience decides to pursue such a collaboration with Gemini and so notifies Gemini during the 60-day period, the parties shall negotiate in good faith during the remainder of such 60-day period and for an additional 45-day period to reach a definitive agreement based upon mutually agreed economic and other principles. Though Gemini shall have an obligation to negotiate in good faith with Chiroscience, it shall have no obligation to accept any offer made by Chiroscience. In the event Chiroscience declines to pursue negotiations with Gemini, or does not reply to Gemini's notice within the 60-day period, or the parties fail to reach an agreement within such period and the additional 45-day period thereafter, Gemini shall have no further obligations to Chiroscience with respect to the subject of this
      Section 3.6

      (b) If Gemini receives a bona fide offer from a third party to enter into an Arrangement regarding Associations in the Gemini Field or products based on or derived therefrom, it shall give written notice to Chiroscience and Rapigene of its interest in entering into such an Arrangement together with sufficient information regarding its intentions as is reasonably necessary for Chiroscience to make an informed decision regarding such an Arrangement and whether to compete with such bona fide third party offer in order for Chiroscience to obtain rights under such an Arrangement.


4.    Payment Obligations

      4.1 Payment Obligations. In consideration of Rapigene's grant of the exclusive license to Gemini in the Gemini Field, as provided in
            Section 3.2, and Gemini's grant of the exclusive license to Rapigene in the Rapigene Field, as provided in Section 3.3, each party agrees to pay the other party *

      4.2 Payments and Related Reports. Not later than forty-five (45) days following the end of each calendar quarter in which a party realizes Net Revenue, it shall pay the amount due the other party based on such Net Revenue, such payment to be accompanied by a report in


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Confidential Treatment Requested and the Redacted
Material has been separately filed with the Commission writing showing the period to which such payment applies, the total amount of Net Revenue during such period, supporting data and any appropriate explanation confirming and clarifying the calculation of Net Revenue, and the deductions, if any from the amount invoiced to arrive at the Net
      Sales component of Net Revenue. All payments to by made by either party to the other shall be made in U.S. Dollars within the United States to a bank account designated by the party to receive such payment. Where Net Revenue is received in a country other than the United States, the conversion from the currency in such country shall be made by using the average of the daily official rates of exchange for each day of the quarter in which such capital in Net Revenue was received using the exchange rates published in the Foreign Exchange column of the Wall Street Journal, or another qualified source that is mutually agreeable to the parties.

      4.3 Withholding Tax. Payments to a party hereunder shall be net of any withholding tax legally applicable to the party receiving such payments, provided evidence of payment of any such tax is properly provided to such party.

      4.4 Maintenance and Examination of the Books and Records. Each party shall maintain and cause its Affiliates to maintain books of account and adequate records of all transfers of rights to Associations in a party's Field and the sale of all products containing or derived from such Associations and all royalty reports of sublicensees. The other party shall have the right, by an independent public accounting firm reasonably acceptable to the party whose books and records are being examined, to retain such firm at its own expense to examine pertinent books and records of the party owing the payment and its Affiliates, including royalty reports of sublicensees, at all reasonable times (but not more often than once each calendar year) for the purpose of determining and reporting to the other party the correctness of payments made hereunder. If an error is found in the statement of a payment due that is more than five percent (5%) of the amount stated in such accounting, then the party owing such payment will reimburse the other party for the reasonable cost of examining the books and records of the party owing the payment and its Affiliates.

5.    Patent Rights.

      5.1 Patent Applications. The Project Leaders (each consulting with whomever he or she deems appropriate) shall jointly determine whether patent protection is appropriate for Associations identified


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

            in the course of or as a result of the performance of the Research Plan. If they determine that patent protection is appropriate, the responsibility for the preparation, filing, prosecution and maintenance of patent rights shall be shared equally by Gemini and Rapigene, the administration of such responsibility to be through a patent committee comprised of four (4) members: two (2) appointed by Gemini and two (2) appointed by Rapigene. The patent committee shall meet as necessary and appropriate, by telephone conference call or otherwise. Each party shall bear its own costs in participating in patent committee meetings. If the patent committee decides to seek patent protection for a particular invention resulting from the performance of research under the Research Plan, Rapigene and Gemini agree to select mutually acceptable counsel to prepare and file the patent application(s) and to share equally in expenses incurred in connection with the application(s), prosecution and maintenance of said patent, subject to the following exceptions:

            (i) If a particular patent application relates solely to one party's Field as described in Section 3.2 or Section 3.3, then such patent application shall be filed jointly in the names of Gemini and Rapigene, with the expenses incurred in connection with such filing and its prosecution and maintenance to be borne solely by the party controlling the Field to which the patent application pertains; and

            (ii) If one party deems it appropriate to seek patent protection for an invention and the other party does not, then the party deeming patent protection appropriate shall notify the other party in writing of its decision to file and prosecute such patent application(s) claiming such invention and, prior to filing any such application, shall provide the other party with a draft of the patent application in the form the party intends to file. The other party shall have sixty (60) days from its receipt of such notice and draft application to decide either to participate in such process as provided above, or to relinquish its rights to such invention, including within its Field. If the receiving party fails to notify in writing the party seeking patent protection, within sixty (60) days of its receipt of the notice and draft application, of its decision to participate in the patent application process


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

                  for such invention, then such party shall be deemed forever to have relinquished its rights in parents to such invention. The party seeking patent protection may then proceed, at its sole expense, to file and prosecute patent applications claiming such invention in the name of both parties (the initial application to be substantially in the form provided to the other party for review), and the other party shall assign all of its right, title and interest in and to such patent applications and any patents issuing therefrom to the party filing them.

      5.2 Infringement. Each party shall promptly notify the other of any potential infringement by a third party of jointly owned patent rights. The parties agree to cooperate in taking necessary and reasonable legal action to protect jointly owned patent rights. If the infringement is solely in one or the other party's Field, as provided in Sections 3.2 and 3.3, the party whose Field is solely affected shall control the legal action, at its expense, and shall retain any recovery for its benefit, such recovery, minus all costs and expenses incurred in obtaining it, being included as Net Revenue. If the infringement affects both parties' Fields, or affects both parties' rights under Section 3.4, the parties shall share, on a 50/SO basis, the control and expense of any such action and any recovery therefrom. If one party elects not to participate in such action, the other party may, in its discretion, proceed at its sole expense, in which case it shall retain the entirety of any recovery from such action, which recovery shall not be included as Net Revenue.

6.    Confidentiality.

      6.1 Confidentiality of Disclosed Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing pursuant to the terms of the Nondisclosure Agreement between Gemini and Rapigene dated 7 August 1998, the parties agree that, for the Term of this Agreement and for three (3) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential information furnished to it by the other party pursuant to this Agreement and identified in writing as confidential at the time of disclosure or within twenty (20) days thereafter ("Confidential Information"), except to the extent that it can be established by the receiving party that such Confidential
            Information:


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

      (a) was already known by the receiving party, other than under an obligation of confidentiality, at the time of disclosure to the receiving party;

      (b) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving party;

      (c) became generally available to the public or otherwise part of the public domain after the time of disclosure to the receiving party other than through any act or omission of the receiving party in breach of this Agreement;

      (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party not obligated to the disclosing party not to disclose such information to others; or

      (e) is required by law to be disclosed, provided that the receiving party shall provide written notice to the disclosing party and lawful assistance reasonably requested to object to such disclosure or to request confidential treatment thereof.

      For the sake of clarification, Confidential Information does not include the candidate genes and SNPs to be analyzed under the Research Plan.

      6.2 Information Under the Research Plan. Each party agrees to maintain in confidence the information generated by either party in the performance of the Research Plan under this Agreement for a period of no less than ninety (90) days from receipt by the non-disclosing party of a written description prepared by the disclosing party of the information generated. This 90-day period shall be used to evaluate the information to be disclosed for patentable subject matter and to file one or more patent applications in the event patentable invention is to be disclosed and discuss appropriate manners of protecting subject matter for which patent protection will not be sought.

7.    Publicity; Publications; Use of Name and Trademarks.

      7.1 Publicity Related to This Agreement. As mutually agreed between the parties, one party shall propose to the other a draft public


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

            announcement of this Agreement which the other party shall promptly review and revise as it reasonably deems appropriate. Upon mutual agreement as to the content of such announcement, but not prior to such mutual agreement, the parties shall release such agreed announcement simultaneously.

      7.2 Publication Gemini and Rapigene each acknowledge the other party's interest in publishing certain of the results of the work performed under this Agreement to obtain recognition within the scientific community and to advance the state of scientific knowledge. Both parties also recognize their mutual interests in obtaining valid patent protection or other appropriate intellectual property protection for work performed under this Agreement. Consequently, either party, its employees or consultants, wishing to make a publication regarding the results of the work performed under this Agreement shall provide the other party with the opportunity to review the proposed publication at least thirty (30) days prior to the date of the intended submission for publication and, upon either party's written request, shall delay submission for an additional period reasonably determined by the parties to be sufficient to permit the filing of appropriate patent application(s) for any patentable subject matter disclosed in such publication. In addition, in acknowledgement that certain confidential information of a party or certain results of the work performed under this Agreement, while possibly not of a patentable subject matter, could provide significant assistance to a competitor if published, the parties agree that either party may, by reasonable request set forth in writing, request that any such sensitive information or results be removed from the proposed publication, and the person(s) proposing to submit the publication shall comply with such reasonable requests. Unless the parties mutually agree otherwise, the parties will acknowledge the contribution of the other on any publications or other public disclosures related to work performed under this Agreement. As appropriate, representatives of each party shall be named as co-authors of any scientific publications publishing results of the work performed under this Agreement, each party to designate its representatives to be listed as co-authors, including third-party collaborators as applicable. Authorship shall be determined based on scientific contribution as generally accepted in the scientific field.

      7.3 Use of Name and Trademarks. Unless specifically authorized by this Agreement, neither party shall use in any manner the names or trademarks of the other party without the express written consent of


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

            such party.

8.    Indemnification.

      8.1 Research Collaboration Activities. Each party shall be solely responsible for the activities undertaken by its employees, agents and consultants in connection with performing its tasks under the Research Plan, and each party (the indemnifying party) shall defend, indemnify and hold the other party and its Affiliates and their respective directors, officers, employees, shareholders and agents (the "Indemnified Parties") harmless from and against any and all liabilities, losses, damages, judgments, awards, costs and expenses (including reasonable investigative and attorneys' fees) that the Indemnified Parties may incur, suffer or be required to pay, resulting from or arising in connection with any claims, actions or suits arising out of activities undertaken in connection with the Research Plan by or on behalf of the indemnifying party.

      8.2 Post-Research Plan Development and Commercialization. With respect to any and all research and development activities and activities of a commercial nature that are undertaken by or on behalf of a party (the "Commercializing Party") (alone or in conjunction with third parties) following the completion of, or outside the scope of, research conducted under the Research Plan, including, without limitation, the development and commercialization of a product in the Commercializing Party's Field, as described in Section 3.2 or 3.3, or as otherwise permitted in Section 3.4, it is understood and agreed that the Commercializing Party for such development and commercialization of such product, or the Commercializing Party's Affiliates and sublicensees, shall have full control over the testing and post-approval use of such product (including, without limitation, full control over any and all research, development, testing, clinical trials, manufacture (including packaging and labeling), promotion, marketing, distribution and sale of such product), and that the non-Commercializing Party shall have no such control. It is further understood and agreed that the Commercializing Party for the development and commercialization of such product, or its Affiliates and sublicensees, shall be the sole sponsor of any and all applications for clinical testing and marketing approvals for such product that are submitted to regulatory authorities in all countries of the world. Accordingly, it is agreed that the non-Commercializing Party shall not be liable for liabilities, losses, damages, costs, or expenses that may result from the farther research, development, testing or post-


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

            approval use or commercialization of such product conducted by or on behalf of the Commercializing Party or its Affiliates and sublicensees, and the Commercializing Party shall defend, indemnify and hold the non-Commercializing Party and its Affiliates and their respective directors, officers, employees, shareholders and agents (the "Indemnified Parties") harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable investigative and attorneys' fees) that the Indemnified Parties may incur, suffer or be required to pay, resulting from or arising in connection with any claims, actions or suits arising from the research, development, testing or post-approval use or commercialization of a product developed and/or commercialized by or on behalf of the Commercializing Party or its Affiliates and sublicensees.

      8.3 The Indemnified Party shall notify the indemnifying party promptly in writing of any claims, actions or suits against it of the sort described above and shall cooperate reasonably with the indemnifying party, at the indemnifying party's expense, in the defense of any such claims, actions and suits, which defense shall be controlled by the indemnifying party.

9.    Warranties and Covenants.

      9.1 Each party represents and warrants to the other party that it has the legal power, authority and right to enter into this Agreement and to perform all of its respective obligations set forth herein, including those obligations set forth in Exhibit 1.

      9.2 Each party represents and warrants to the other party that it is not a party, and shall not become a party, to any agreement, arrangement or understanding with any third party that prevents it from fulfilling any of its material obligations under the terms of this Agreement.

      9.3 Each party covenants to the other party that it will not permit any material acts or fail to take any action that would be in conflict with its obligations under this Agreement.

      9.4 Each party promises to comply in all materials respects with the terms of the licenses granted to it under this Agreement and with all laws, rules and regulations applicable to the research to be conducted under this Agreement and to the development, manufacture, distribution, import, export, sale and other distribution of products pursuant to this Agreement.

      9.5 Each party represents and warrants that it has the ability to undertake the scientific activities required under this Agreement and that the performance of the scientific activities so required will not infringe on the rights of any third parties; provided, as reiterated in Section 2.1 above, neither party warrants that its performance of activities under this Agreement will achieve the objectives of the Research Plan.

      9.6 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY DISCLAIMS ALL WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. Term and Termination. This Agreement and research under the Research Plan shall terminate twelve (12) months from the Effective Date of this Agreement, unless extended by mutual written agreement of the parties. Either party may also terminate this Agreement due to the other party's material breach of this Agreement, if such breach continues for forty-five
      (45) days following the non-breaching party's written notice of breach to the breaching party. Failure to pay Net Revenue when due shall constitute breach of this Agreement and all licenses granted under this Agreement shall be terminated upon such breach. The provisions of Sections 3,4,5,6, 7, 8, 9 and 11.11 shall survive the expiration or termination of this Agreement.

11.   Miscellaneous.

      11.1 Agency. Neither party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other party for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other party, nor shall either party be entitled to pledge the credit of the other party in any way or hold itself out as having the authority to do so.

      11.2 Limitation of Liability. Subject to, and without limiting, each party's indemnification obligations under Section 8, neither party shall be liable to the other party under any contract, tort, strict liability or other legal or equitable theory for any special, incidental, consequential or punitive damages, even if it has been advised of the possibility of such damages.

      11.3 Assignment. Neither party can assign this Agreement nor any interest hereunder without the prior written consent of the other party; provided, however, that either party can assign this Agreement at any time to any Affiliate or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates, in a manner such that the assignor (if it continues as a separate entity) shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assignees of the parties, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assignees to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section shall be void.

      11.4 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.5 Force Majeure. Neither party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any force majeure event, including but not limited to acts of God, acts of government, fire, flood, earthquake, strikes, labor disputes, and the like, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter; provided, however, that such affected party commences and continues to take reasonable and diligent actions to cure such cause. Notwithstanding the foregoing, nothing in this
            Section 11.5 shall excuse or suspend a party's obligation to make any payment due hereunder in the manner and at the time provided. If a party's performance cannot be resumed within one hundred twenty
            (120) days of its suspension, this Agreement may be terminated by the other party upon thirty (30) days' advance written notice.

      11.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery; (b) on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient at its address as listed below (or at such other address for a party as a party shall specify by notice in accordance with this Section; provided, that notices of a change of address shall be effective only upon receipt thereof); or (c) upon confirmed delivery by overnight commercial courier service to the recipient at its address as listed below (or at such other address for a party as a party shall specify by notice in accordance with this Section):

If to GEMINI, addressed to:       Gemini Research Limited
                                  162 Science Park
                                  Milton Road
                                  Cambridge, CB4 4GH, England

                                  Attention: Chief Executive Officer

With copies to:                   Gemini's General Counsel and
                                  its Project Leader

If to RAPIGENE, addressed to:     Rapigene, Inc.
                                  1631 220th Street SE
                                  Bothell, WA 98021 USA
                                  Attention: Chief Executive Officer

With copies to:                   Rapigene's General Counsel and its Project
                                  Leader

      11.7 Amendment; Approval. No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party. No approval provided for in this Agreement shall be valid or effective unless confirmed in writing.

      11.8 Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

      11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      11.10 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no forte or effect in construing or interpreting any of the provisions of this Agreement.

      11.11 Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Washington and the United States of America, without regard to choice-of-law rules. Exclusive venue of any legal action commenced by either party to enforce its rights hereunder shall be and remain in New York City, unless the parties mutually agree otherwise in writing.

      11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. In the event of such invalidity, the parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

      11.13 Compliance with Law. Nothing in this Agreement shall be deemed to permit either party to export, re-export or otherwise transfer any information or material transferred hereunder or products manufactured therefrom without compliance with all applicable laws, rules and regulations.

      11.14 Entire Agreement of the Parties. This Agreement, including Exhibit 1 attached hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the parties hereto, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

   IN WITNESS WHEREOF, Gemini and Rapigene have caused this Agreement to be duly executed as of the Effective Date set forth above.

GEMINI RESEARCH LIMITED                 RAPIGENE, INC.


By: /s/ Paul Kelly                     By: /s/ Christine Soden
   --------------------------------        -------------------------------------
Name: Paul Kelly                       Name: Christine Soden
     ------------------------------          -----------------------------------
Title: Chief Executive Officer          Title: Chief Financial Officer
      -----------------------------           ----------------------------------


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                                   Exhibit 1

                          RESEARCH COLLABORATION PLAN



     The project will identify and analyze single nucleotide polymorphisms
(SNPs) in * candidate genes relating to Obesity, with the goal of identifying Associations between genotypes and Obesity. A maximum of * SNPs will be selected, depending on allele frequencies. * The parties anticipate that the time period necessary to perform the tasks listed under this Research Collaboration Plan ("Plan") will require twelve (12) months to perform *

                                       *

                                                                               *

Confidential Treatment Requested and the Redacted
Material has been separately filed with the Commission